                                                                   EXHIBIT 12
                                                                   ----------

          FIRST UNION REAL ESTATE EQUITY AND MORTAGE INVESTMENTS AND
          ----------------------------------------------------------
                         FIRST UNION MANAGEMENT, INC.
                         ----------------------------
            STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
            ------------------------------------------------------
                   AND COMBINED NET INCOME TO FIXED CHARGES
                   ----------------------------------------
                         (IN THOUSANDS, EXCEPT RATIOS)




                                     NINE MONTHS ENDED
                                        SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                   ----------------------   -------------------------------------------------
                                      1995        1994         1994      1993       1992      1991      1990
                                    ------      ------       ------     -----     ------    ------    ------
Income from operations             $ 4,100     $ 4,871      $ 6,485    $10,276   $12,657   $13,330   $15,917

Add fixed charges, exclusive of
construction interest capitalized   17,064      16,137       21,865     19,103    19,469    21,513    23,096
                                    ------      ------       ------     ------    ------    ------    ------
Income from operations, as defined  21,164      21,008       28,350     29,379    32,126    34,843    39,013

Captial gains                       29,870         ---          ---      4,948     5,775     4,906     4,722
                                    ------      ------       ------     ------    ------    ------    ------
Net income, as defined             $51,034     $21,008      $28,350    $34,327   $37,901   $39,749   $43,735
                                    ======      ======       ======     ======    ======    ======    ======
Fixed charges:
    Interest
    -  Mortgage loans              $ 5,836     $ 5,356      $ 7,335    $ 5,777   $ 6,182   $ 6,493   $ 7,045
    -  Senior notes                  6,979       6,979        9,305      5,779     4,199     4,199     6,386
    -  10.25% debentures               ---         ---          ---      3,214     3,858     3,858     3,861
    -  Bank loans and other          3,810       3,362        4,640      3,747     4,694     6,221     4,986
    -  Capitalized construction
         interest                       52         ---          ---        ---       ---       ---       ---

  Amortization of debt issue
   costs                               137         125          168        162       122        95       131
  Rents (1)                            302         315          417        424       414       647       687
                                    ------      ------       ------     ------    ------    ------    ------
Fixed charges, as defined          $17,116     $16,137      $21,865    $19,103   $19,469   $21,513   $23,096
                                    ======      ======       ======     ======    ======    ======    ======
Ratio of income from operations,
  as defined, to fixed charges        1.24        1.30         1.30       1.54      1.65      1.62      1.69
                                    ------      ------       ------     ------    ------    ------    ------
Ratio of net income, as defined
  to fixed charges                    2.98        1.30         1.30       1.80      1.95      1.85      1.89
                                    ------      ------       ------     ------    ------    ------    ------

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.


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